UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 17, 2002

Exact Name of Registrant as Specified in Its Charter	Commission File Number	I.R.S. Employer Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii

(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 93813

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662—Hawaiian Electric Industries, Inc. (HEI)
(808) 543-7771—Hawaiian Electric Company, Inc. (HECO)

None

(Former name or former address, if changed since last report.)

Item 5.    Other Events

HAWAIIAN ELECTRIC INDUSTRIES, INC. AND HAWAIIAN ELECTRIC COMPANY, INC. ANNOUNCE APPOINTMENT OF SHIRLEY J. DANIEL, PH. D. TO THEIR BOARDS OF DIRECTORS

Hawaiian Electric Industries, Inc. (HEI) and Hawaiian Electric Company, Inc. (HECO) announced that Shirley J. Daniel, Ph. D. has been appointed to their boards of directors effective December 17, 2002. Prior to voting on the appointment of Dr. Daniel, action was taken to increase the size of the HEI board from 12 to 13 and the HECO board from 7 to 8. She was appointed to the HEI board as a Class I director, which class will stand for election at the 2003 Annual Meeting of Stockholders (which will occur on April 22, 2003). She was also appointed to the HEI and HECO Audit Committees.

Dr. Daniel is a tenured professor of accountancy at the University of Hawaii at Manoa’s College of Business Administration. In addition, she is the Henry A. Walker, Jr. Distinguished Professor of Business Enterprise and serves as managing director of the Pacific Asian Center for Entrepreneurship and E-Business and director of the Pacific Asian Management Institute. Prior to her tenure at the University of Hawaii, Dr. Daniel was an audit manager with Arthur Young & Company (currently Ernst & Young LLP) in Tulsa, Oklahoma.

Dr. Daniel earned her bachelor, master and doctorate degrees in accounting from Oklahoma State University. She is a certified public accountant and a member and past president of the Hawaii Society of Certified Public Accountants, as well as a member of the American Institute of Certified Public Accountants. Dr. Daniel is also a devoted advocate of higher education of Hawaii’s youth, and she has played an instrumental role in raising funds to support programs that help low-income youth prepare for and succeed in college and in the initiation and development of the UH Native Hawaiian Leadership Program.

“Our boards of directors will benefit from Shirley’s financial expertise and commitment to educating our community,” said Robert F. Clarke, HEI chairman, president and chief executive officer.

HEI is the largest Hawaii-based company, providing electric utility services to 95% of Hawaii’s residents and a wide array of banking services to consumers and businesses through the state’s third largest bank.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)

/s/ CURTIS Y. HARADA	/s/ RICHARD A. VON GNECHTEN
Curtis Y. Harada Interim Financial Vice President, Treasurer and Chief Financial Officer Controller	Richard A. von Gnechten Financial Vice President
(Principal Financial and Accounting Officer of HEI)	(Principal Financial Officer of HECO)
Date: December 17, 2002	Date: December 17, 2002

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